Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Altra Holdings, Inc. 2004 Equity Incentive Plan of our report dated September 25, 2006, except as to Note 18, as to which the date is December 12, 2006, with respect to the consolidated financial statements and schedules of Altra Holdings, Inc. included in its Registration Statement (Form S-1/A No. 333-137660) and related Prospectus for the registration of shares of its common stock filed with the Securities and Exchange Commission on December 13, 2006.
/s/ Ernst & Young LLP
Boston, Massachusetts

January 29, 2007